EXHIBIT 10.4(1)

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
BETWEEN SOMERSET HILLS BANCORP
AND STEWART E. MCCLURE, JR.
DATED MARCH 8, 2001 (THE “AGREEMENT”)

The Agreement is hereby amended by the addition of a new Section 7.7(d), which shall read as follows:

“(d)

If all or any portion of the amounts payable to the Employee under this Agreement, either alone or together with other payments which the Employee has the right to receive from the Employer or any related entity or successor entity, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (or any successor sections), the Employer or any related entity or successor entity shall increase the amounts payable hereunder to the extent necessary to place the Employee in the same after- tax position as he would have been in had no such excise tax been imposed on the payments hereunder. The determination of the amount of any such excise taxes shall be initially be made by the independent accounting firm employed by the Employer immediately prior to the Change in Control.

If at a later date it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, assessment by the Internal Revenue Service or otherwise) that the amount of excise taxes payable by the Employee is greater than the amount initially so determined, then the Employer or any related entity or successor entity shall pay the Executive an amount equal to the sum of (i) such additional excise taxes, plus (ii) any interest, fines and penalties with respect to such additional excise taxes, plus (iii) the amount necessary to reimburse the Executive for any income, excise or other taxes payable by the Executive with respect to the amounts specified in (i) and (ii) above and the reimbursement provided by this clause (iii).”

Except as modified above, the Agreement remains in full force and effect.

Dated: May 15, 2003	s/ Stewart E. McClure, Jr.
Stewart E. McClure, Jr.

Somerset Hills Bancorp

By: s/Bette A. Schmitt
Bette A. Schmitt